Ex. 99.1

Silvergate Capital Corporation Announces Fourth Quarter and Full Year 2019 Results
La Jolla, CA, January 29, 2020 -- Silvergate Capital Corporation (“Silvergate” or “Company”) (NYSE:SI) and its wholly-owned subsidiary, Silvergate Bank (“Bank”), today announced financial results for the period ended December 31, 2019.
Fourth Quarter 2019 Financial Highlights

•
Successfully completed the Company’s initial public offering of 824,605 shares of common stock sold by the Company and 2,508,728 shares sold by selling shareholders on November 12, 2019. On November 18, 2019, the underwriters exercised in full their over-allotment option to purchase an additional 499,999 shares from the selling shareholders.

•
Net income for the quarter was $3.6 million, or $0.19 per diluted share, compared to net income of $6.7 million, or $0.36 per diluted share, for the third quarter of 2019, and net income of $8.0 million, or $0.44 per diluted share, for the fourth quarter of 2018

•	Digital currency customers grew to 804 at December 31, 2019 compared to 756 at September 30, 2019, and 542 at December 31, 2018

•
The Silvergate Exchange Network (“SEN”) handled 14,400 transactions in the fourth quarter as compared to 12,312 transactions in the third quarter of 2019 and 4,977 transactions in the fourth quarter of 2018

•	The SEN handled $9.6 billion of U.S. dollar transfers in the fourth quarter as compared to $10.4 billion in the third quarter of 2019, and $3.9 billion in the fourth quarter of 2018

•	Digital currency customer related fee income for the quarter was $1.4 million, compared to $1.6 million for the third quarter of 2019, and $0.7 million for the fourth quarter of 2018

•	Book value per share was $12.38 at December 31, 2019, compared to $12.92 at September 30, 2019, and $10.73 at December 31, 2018
Full Year 2019 Financial Highlights

•	Net income for the year ended December 31, 2019 was $24.8 million, or $1.35 per diluted share, compared to net income of $22.3 million, or $1.31 per diluted share for the year ended December 31, 2018

•	The SEN handled 46,063 transactions for the year ended December 31, 2019 as compared to 7,869 for the year ended December 31, 2018

•	The SEN handled $32.7 billion of U.S. dollar transfers for the year ended December 31, 2019 as compared to $8.3 billion for the year ended December 31, 2018

•	Digital currency customer related fee income for the year ended December 31, 2019 was $4.9 million compared to $2.0 million for the year ended December 31, 2018

Alan Lane, president and chief executive officer of Silvergate, commented, “Our fourth quarter results were in line with our expectations and highlighted by the continued strong growth of the SEN which added 48 digital currency customers in the fourth quarter, bringing our total customers to 804 at the end of the year. The SEN’s strong adoption can also be seen in the network’s digital currency transactions which rose 17% sequentially from the third quarter. While the price of bitcoin was volatile in the fourth quarter, impacting digital fee income and U.S. dollar volumes, we remain confident in the growth outlook for the SEN given our strong customer pipeline and increased SEN transaction volumes combined with the many opportunities that we see to expand the SEN’s product offerings to further drive digital currency fee income growth. One such initiative, recently announced, is SEN Leverage which will allow our customers to obtain U.S. dollar loans collateralized by bitcoin. SEN Leverage further enhances the competitive advantage and network effect of our global payments platform and demonstrates Silvergate’s leadership in providing banking services for the digital currency industry.”

	As of or for the Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018

Financial Highlights	(Dollars in thousands, except per share data)
Net income	$3,598	$6,656	$8,020
Diluted earnings per share	$0.19	$0.36	$0.44
Return on average assets (ROAA)(1)	0.67%	1.20%	1.37%
Return on average equity (ROAE)(1)	6.08%	11.78%	16.90%
Net interest margin(1)(2)	2.97%	3.39%	3.59%
Cost of deposits(1)(3)	0.84%	0.50%	0.08%
Cost of funds(1)(3)	0.94%	0.59%	0.14%
Efficiency ratio(4)	72.81%	59.93%	61.12%
Total assets	$2,128,127	$2,136,844	$2,004,318
Total deposits	$1,814,654	$1,848,095	$1,783,005
Book value per share	$12.38	$12.92	$10.73
Tier 1 leverage ratio	11.04%	10.43%	9.00%
Total risk-based capital ratio	26.45%	25.97%	25.77%

	Year Ended December 31,
	2019	2018

Financial Highlights	(Dollars in thousands, except per share data)
Net income	$24,846	$22,333
Diluted earnings per share	$1.35	$1.31
Return on average assets (ROAA)	1.19%	1.11%
Adjusted return on average assets (ROAA)(5)	1.00%	1.11%
Return on average equity (ROAE)	11.54%	13.47%
Adjusted return on average equity (ROAE)(5)	9.71%	13.47%
Net interest margin(2)	3.47%	3.49%
Cost of deposits(3)	0.43%	0.10%
Cost of funds(3)	0.54%	0.17%
Efficiency ratio(4)	60.52%	62.59%
Adjusted efficiency ratio(4)(5)	64.63%	62.59%
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(1)	Data has been annualized.

(2)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

(3)	Cost of deposits and cost of funds increased beginning in the second quarter of 2019 due to the cost of a hedging strategy discussed in “Balance Sheet —Securities” in more detail below.

(4)	Efficiency ratio is calculated by dividing noninterest expenses by net interest income plus noninterest income.

(5)
In March 2019, the Bank completed the sale of its San Marcos branch and business loan portfolio which generated a pre-tax gain on sale of $5.5 million, or $3.9 million after tax, which significantly positively impacted net income, diluted earnings per share, ROAA, ROAE and efficiency ratio during the first quarter of 2019. See “Non-GAAP Financial Measures” for further information and reconciliation of these metrics.

Digital Currency Initiative
At December 31, 2019, our digital currency customers increased to 804 from 756 at September 30, 2019, and from 542 at December 31, 2018. At December 31, 2019, we had 242 prospective digital currency customer leads in various stages of our customer onboarding process and pipeline. There were 14,400 transactions on the SEN for the three months ended December 31, 2019, resulting in 46,063 transactions on the SEN for the year ended December 31, 2019,
In addition, for the three months ended December 31, 2019, $9.6 billion of U.S. dollar transfers occurred on the SEN, bringing total U.S. dollar transfers on the SEN to $32.7 billion for the year ended December 31, 2019.

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018

	(Dollars in millions)
# SEN Transactions	14,400	12,312	4,977	46,063	7,869
$ Volume of SEN Transfers	$9,607	$10,425	$3,911	$32,733	$8,270
Results of Operations, Quarter Ended December 31, 2019
Net Interest Income and Net Interest Margin Analysis
Net interest income totaled $15.6 million for the fourth quarter of 2019, compared to $18.4 million for the third quarter of 2019, and $20.9 million for the fourth quarter of 2018.
Compared to the third quarter of 2019, net interest income decreased $2.8 million due to an increase in interest expense as a result of premium expense associated with calling and reissuing brokered certificates of deposits at lower rates, and a decrease in interest earning assets driven primarily by a decrease in average balances of interest earning deposits in other banks and securities. In addition, the Federal Open Market Committee lowered the federal funds rate in both the third and fourth quarter of 2019, reducing the yields on Bank interest earning deposits and securities. This was partially offset by an increase in average loans, primarily due to an increase in mortgage warehouse loan balances.
Compared to the fourth quarter of 2018, net interest income decreased $5.2 million due to a $213.0 million decrease in average interest earning assets, a $302.4 million increase in average interest bearing liabilities, and a 205 basis point increase in the rates on interest bearing liabilities. Average interest earning assets decreased primarily due to a decrease in interest earning deposits offset by an increase in securities and loans. The decrease in interest earning deposits was primarily due to the investment of such funds in higher yielding securities and loans. The increase in securities resulted from purchases of fixed-rate commercial mortgage-backed securities and adjustable rate residential mortgage-backed securities, while the increase in loans was primarily driven by an increase in mortgage refinancing, increased mortgage warehouse loan demand, and increased production of multi-family residential loans, offsetting a decrease in loans related to the sale of the business loan portfolio in the first quarter of 2019. Yields on earning assets benefited from the increase in securities relative to interest earning deposits in other banks and an increase in interest income primarily due to increased mortgage warehouse loan balances. The increase in rates on interest bearing deposits was primarily due to the issuance of callable brokered certificates of deposits, which were used to fund fixed-rate commercial mortgage-backed securities, both associated with a hedging strategy which is discussed in further detail under “Balance Sheet—Securities.” Noninterest bearing deposits generated by the digital currency initiative are primarily invested in securities and interest earning deposits.
Net interest margin for the fourth quarter of 2019 was 2.97%, compared to 3.39% for the third quarter of 2019, and 3.59% for the fourth quarter of 2018. The decrease in the net interest margin compared to the third quarter of 2019 was driven by an increase in interest expense due to premium expense associated with calling and reissuing brokered certificates of deposits at lower rates. The yield on interest earning assets declined 11 basis points due primarily to reductions in the federal funds rate during the third and fourth quarters of 2019, which was partially offset by increased balances of higher yielding mortgage warehouse loans. The net interest margin decrease from the fourth quarter of 2018 was primarily due to increased interest expense from the new callable brokered certificates of deposits associated with the hedging strategy.

	Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate

	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$165,685	$685	1.64%	$234,606	$1,183	2.00%	$1,091,391	$6,220	2.26%
Securities	905,399	6,117	2.68%	935,263	6,510	2.76%	309,360	2,316	2.97%
Loans(1)(2)	1,008,987	13,076	5.14%	979,283	13,574	5.50%	892,947	12,743	5.66%
Other	10,744	234	8.64%	10,742	121	4.47%	10,140	322	12.60%
Total interest earning assets	2,090,815	20,112	3.82%	2,159,894	21,388	3.93%	2,303,838	21,601	3.72%
Noninterest earning assets	46,708			45,306			14,124
Total assets	$2,137,523			$2,205,200			$2,317,962
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$449,985	$3,793	3.34%	$438,277	$2,385	2.16%	$226,688	$401	0.70%
FHLB advances and other borrowings	85,451	419	1.95%	43,642	289	2.63%	6,371	93	5.79%
Subordinated debentures	15,815	270	6.77%	15,810	271	6.80%	15,800	244	6.13%
Total interest bearing liabilities	551,251	4,482	3.23%	497,729	2,945	2.35%	248,859	738	1.18%
Noninterest bearing liabilities:
Noninterest bearing deposits	1,335,186			1,468,992			1,873,690
Other liabilities	16,274			14,400			7,123
Shareholders’ equity	234,812			224,079			188,290
Total liabilities and shareholders’ equity	$2,137,523			$2,205,200			$2,317,962
Net interest spread(3)			0.59%			1.58%			2.54%
Net interest income		$15,630			$18,443			$20,863
Net interest margin(4)			2.97%			3.39%			3.59%
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(1)	Loans include nonaccrual loans and loans held-for-sale, net of deferred fees and before allowance for loan losses.

(2)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(3)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(4)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.
Provision for Loan Losses
The Company recorded no provision for loan losses for the fourth quarter of 2019, compared to reversals of the provision for loan losses of $0.9 million for the third quarter of 2019, and $1.7 million for the fourth quarter of 2018. The reversal in the third quarter of 2019 was due to improvements in qualitative factors related to the loan portfolio and the continued low charge-off rates. The reversal in the fourth quarter of 2018 was primarily due to reclassifying $125.2 million in loans held-for-investment as loans held-for-sale in connection with the Company’s November 2018 agreement to sell the Bank’s business loan portfolio.
Noninterest Income
Noninterest income for the fourth quarter of 2019 was $3.1 million, an increase of $0.5 million, or 20.4%, from the third quarter of 2019. The primary driver of this increase was a $0.7 million gain on sale of securities which is discussed in further detail under “Balance Sheet—Securities.”
Noninterest income for the fourth quarter of 2019 increased by $1.1 million, or 57.2%, compared to the fourth quarter of 2018. This increase was driven by a $0.7 million, or 90.6%, increase in deposit related fees, along with the $0.7 million gain on sale of securities, partially offset by a decrease in service fees related to off-balance sheet deposits. Deposit related fees increased primarily due to increases in cash management, foreign exchange, and SEN related fees associated with our digital currency initiative.

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018

	(Dollars in thousands)
Noninterest income:
Mortgage warehouse fee income	$388	$373	$353
Service fees related to off-balance sheet deposits	183	283	739
Deposit related fees	1,487	1,657	780
Gain on sale of loans, net	235	248	12
Gain (loss) on sale of securities, net	740	(16)	—
Other income	97	54	107
Total noninterest income	$3,130	$2,599	$1,991
Noninterest Expense
Noninterest expense totaled $13.7 million for the fourth quarter of 2019, an increase of $1.0 million compared to the third quarter of 2019, and a decrease of $0.3 million compared to the fourth quarter of 2018.
Noninterest expense increased from the prior quarter due to increases in salaries and employee benefits, professional services and other general and administrative expense.
Noninterest expense decreased from the fourth quarter of 2018 due to lower professional services and federal deposit insurance expense offset by increases in salaries and employee benefits, communications and data processing and other general and administrative expense.

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018

	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$8,773	$8,277	$8,563
Occupancy and equipment	861	892	840
Communications and data processing	1,149	1,298	939
Professional services	1,198	889	2,132
Federal deposit insurance	33	39	152
Correspondent bank charges	323	288	249
Other loan expense	122	47	221
Other real estate owned expense (recovery)	90	75	(15)
Other general and administrative	1,111	806	887
Total noninterest expense	$13,660	$12,611	$13,968
Income Tax Expense
Income tax expense was $1.5 million for the fourth quarter of 2019, compared to $2.6 million for the third quarter of 2019, and $2.5 million for the fourth quarter of 2018. Our effective tax rate for the fourth quarter of 2019 was 29.5%, compared to 28.3% for the third quarter of 2019, and 24.1% fourth quarter of 2018. The effective tax rate for the fourth quarter of 2019 was impacted by higher blended state taxes and lower excess benefit from stock-based compensation compared to the fourth quarter of 2018.
Results of Operations, Year Ended December 31, 2019
Net income for the year ended December 31, 2019 was $24.8 million, or $1.35 per diluted share, compared to $22.3 million, or $1.31 per diluted share, for 2018.

Net interest income for the year ended December 31, 2019 was $71.0 million, compared to $69.6 million for the same period in 2018. Our increased net interest income was primarily due to an $8.3 million increase in interest income partially offset by a $6.9 million increase in interest expense. The increase in interest income was due to both an increase in average earning assets and higher yields on those assets, driven in part by an increase in higher yielding securities and a reduction in lower yielding interest earning deposits, which offset higher rates on interest bearing deposits as a result of the new callable brokered certificates of deposits associated with the Company’s hedging strategy.
Noninterest income for the year ended December 31, 2019 was $15.8 million, compared to $7.6 million for 2018. The increase in total noninterest income was primarily due to the increase in fee income from our digital currency customers and a $5.5 million gain on a branch sale that occurred in the first quarter of 2019. Digital currency customer related fee income for the year ended December 31, 2019 was $4.9 million as compared to $2.0 million for the year ended December 31, 2018.
Noninterest expense was $52.5 million for the year ended December 31, 2019, compared to $48.3 million for the year ended December 31, 2018. The increase in noninterest expense was primarily due to increases in salaries and benefits and communications and data processing expenses relating to our organic growth, as we have expanded operational infrastructure and implemented our plan to build an efficient, technology-driven global payments platform with significant capacity for growth.
Income tax expense was $9.8 million for the year ended December 31, 2019, compared to income tax expense of $8.1 million for 2018. Our effective tax rate for 2019 and 2018 was 28.3% and 26.5%, respectively.
Balance Sheet
Deposits
At December 31, 2019, deposits totaled $1.8 billion, a decrease of $33.4 million, or 1.8%, from September 30, 2019, and an increase of $31.6 million, or 1.8%, from December 31, 2018. Noninterest bearing deposits totaled $1.3 billion (representing approximately 74.0% of total deposits) at December 31, 2019, a decrease of $50.8 million from the prior quarter end and a $238.1 million decrease compared to December 31, 2018. The decrease in total deposits from the prior quarter reflects changes in deposit levels of our digital currency customers. The increase in total deposits from December 31, 2018 reflects an increase of $325.0 million in callable brokered certificates of deposit associated with our hedging strategy, offset by decreases from our digital currency customers and a $74.5 million decrease from the sale of our San Marcos branch in the first quarter of 2019.
The weighted average cost of deposits for the fourth quarter of 2019 was 0.84%, compared to 0.50% for the third quarter of 2019, and 0.08% for the fourth quarter of 2018. The increase in the weighted average cost of deposits compared to the third quarter of 2019 and the fourth quarter of 2018 was driven by the addition of new callable brokered certificates of deposit associated with a hedging strategy and the accelerated premium expense associated with the call and reissuance of brokered certificates of deposit in the fourth quarter of 2019, as discussed under “Balance Sheet—Securities.”

	Three Months Ended
	December 31, 2019		September 30, 2019		December 31, 2018
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Noninterest bearing demand accounts	$1,335,186	—	$1,468,992	—	$1,873,690	—
Interest bearing accounts:
Interest bearing demand accounts	50,095	0.13%	47,945	0.14%	52,169	0.13%
Money market and savings accounts	83,199	1.00%	81,941	1.00%	138,381	0.70%
Certificates of deposit:
Brokered certificates of deposit	314,262	4.49%	303,524	2.81%	—	—
Other	2,429	1.23%	4,867	1.33%	36,138	1.51%
Total interest bearing deposits	449,985	3.34%	438,277	2.16%	226,688	0.70%
Total deposits	$1,785,171	0.84%	$1,907,269	0.50%	$2,100,378	0.08%

Demand for new deposit accounts is generated by our banking platform for innovators that includes the SEN, which is enabled through our proprietary API and online banking system. These tools enable our clients to grow their business and scale operations.
The following table sets forth a breakdown of our digital currency customer base and the deposits held by such customers at the dates noted below:

	December 31, 2019		September 30, 2019		December 31, 2018
	Number of Customers	Total Deposits	Number of Customers	Total Deposits	Number of Customers	Total Deposits

	(Dollars in millions)
Digital currency exchanges	80	$529	69	$546	37	$618
Institutional investors	489	430	468	504	363	577
Other customers	235	286	219	247	142	274
Total(1)	804	$1,246	756	$1,297	542	$1,470
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(1)	Total deposits may not foot due to rounding.
Loan Portfolio
Total loans held-for-investment were $670.8 million at December 31, 2019, a decrease of $27.4 million, or 3.9%, from September 30, 2019, and an increase of $71.3 million, or 11.9%, from December 31, 2018.

	December 31, 2019	September 30, 2019	December 31, 2018

	(Dollars in thousands)
Real estate loans:
One-to-four family	$193,367	$212,440	$190,885
Multi-family	81,233	77,901	40,584
Commercial	331,052	322,733	309,655
Construction	7,213	3,986	3,847
Commercial and industrial	14,440	14,563	8,586
Consumer and other	122	76	150
Reverse mortgage	1,415	1,629	1,742
Mortgage warehouse	39,247	61,856	41,586
Total gross loans held-for-investment	668,089	695,184	597,035
Deferred fees, net	2,724	2,997	2,469
Total loans held-for-investment	670,813	698,181	599,504
Allowance for loan losses	(6,191)	(6,191)	(6,723)
Total loans held-for-investment, net	$664,622	$691,990	$592,781
Total loans held-for-sale	$375,922	$311,410	$350,636
Loans held-for-sale included $365.8 million, $306.7 million and $211.0 million of mortgage warehouse loans at December 31, 2019, September 30, 2019, and December 31, 2018, respectively.
Asset Quality and Allowance for Loan Losses
At December 31, 2019, our allowance for loan losses remained unchanged at $6.2 million compared to September 30, 2019, and $6.7 million at December 31, 2018. The ratio of the allowance for loan losses to gross loans held-for-investment at December 31, 2019 was 0.93%, compared to 0.89% and 1.13% at September 30, 2019 and December 31, 2018, respectively.
Nonperforming assets totaled $6.0 million, or 0.28% of total assets, at December 31, 2019, a decrease of $0.8 million from $6.8 million, or 0.32% of total assets at September 30, 2019. Nonperforming assets decreased $2.3 million, from $8.3 million, or 0.42% of total assets, at December 31, 2018.

	December 31, 2019	September 30, 2019	December 31, 2018

Asset Quality	(Dollars in thousands)
Nonperforming Assets:
Nonperforming loans	$5,909	$6,707	$8,303
Troubled debt restructurings	$1,791	$1,840	$514
Other real estate owned, net	$128	$81	$31
Nonperforming assets	$6,037	$6,788	$8,334

Asset Quality Ratios:
Nonperforming assets to total assets	0.28%	0.32%	0.42%
Nonperforming loans to gross loans(1)	0.88%	0.96%	1.39%
Nonperforming assets to gross loans and other real estate owned(1)	0.90%	0.98%	1.40%
Net charge-offs (recoveries) to average total loans(1)	0.01%	0.01%	(0.01)%
Allowance for loan losses to gross loans(1)	0.93%	0.89%	1.13%
Allowance for loan losses to nonperforming loans	104.77%	92.31%	80.97%
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(1)	Loans exclude loans held-for-sale at each of the dates presented.
Securities
Securities available-for-sale decreased $12.2 million, or 1.3%, from $909.9 million at September 30, 2019, and increased $540.6 million, or 151.3%, from $357.2 million at December 31, 2018, to $897.8 million at December 31, 2019. The Company’s securities portfolio has grown substantially due to the implementation of a hedging strategy and the purchase of high quality available-for-sale securities. In March 2019, the Bank implemented a hedging strategy that includes purchases of interest rate floors and commercial mortgage-backed securities, primarily funded by callable brokered certificates of deposit. This hedging strategy is intended to reduce the Company’s exposure to a decline in earnings in a declining interest rate environment with a minimal negative impact on current earnings. At December 31, 2019, the Company had purchased $400.0 million in notional amount of interest rate floors, $350.4 million in fixed-rate commercial mortgage-backed securities and issued $325.0 million of callable brokered certificates of deposit related to the hedging strategy. The callable brokered certificates of deposit had an unamortized premium of $2.6 million and have an average maturity of 4.6 years as of December 31, 2019. These certificates of deposit are initially callable within three to six months after issuance, and monthly thereafter. The call dates for all callable brokered certificates of deposit are from December 2019 through March 2020. In the fourth quarter the Company called $237.5 million of callable brokered certificates of deposit and reissued new callable brokered certificates of deposit at lower rates. The premium expense associated with calling these certificates was $1.6 million. This premium expense will be offset in the future as a result of the newly issued certificates at lower rates. During the fourth quarter of 2019 the Company sold $10.0 million of fixed-rate commercial mortgage-backed securities and realized a gain on sale of $0.7 million, which partially offset the premium expense associated with calling the brokered certificates of deposit. The Company reinvested the proceeds from the $10.0 million fixed-rate commercial mortgage-backed securities sale into a new $10.0 million fixed-rate commercial mortgage-backed security.
Capital Ratios
At December 31, 2019, the Company’s ratio of common equity to total assets was 10.86%, compared with 10.79% at September 30, 2019, and 9.54% at December 31, 2018. At December 31, 2019, the Company’s book value per share was $12.38, compared to $12.92 at September 30, 2019, and $10.73 at December 31, 2018.
At December 31, 2019, the Company had a tier 1 leverage ratio of 11.04%, common equity tier 1 capital ratio of 24.07%, tier 1 capital ratio of 25.76% and total capital ratio of 26.45%.
At December 31, 2019, the Bank had a tier 1 leverage ratio of 10.52%, common equity tier 1 capital ratio of 24.55%, tier 1 capital ratio of 24.55% and total capital ratio of 25.24%. These capital ratios each exceeded the “well capitalized” standards defined by federal banking regulations of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 capital ratio and 10.00% for total capital ratio.

Capital Ratios(1)	December 31, 2019	September 30, 2019	December 31, 2018
The Company
Tier 1 leverage ratio	11.04%	10.43%	9.00%
Common equity tier 1 capital ratio	24.07%	23.57%	23.10%
Tier 1 risk-based capital ratio	25.76%	25.28%	24.96%
Total risk-based capital ratio	26.45%	25.97%	25.77%
Common equity to total assets	10.86%	10.79%	9.54%
The Bank
Tier 1 leverage ratio	10.52%	10.01%	8.51%
Common equity tier 1 capital ratio	24.55%	24.30%	23.68%
Tier 1 risk-based capital ratio	24.55%	24.30%	23.68%
Total risk-based capital ratio	25.24%	25.00%	24.50%
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(1)	December 31, 2019 capital ratios are preliminary.
Conference Call and Webcast
The Company will host a conference call on Wednesday, January 29, 2020 at 11:00 a.m. (Eastern Time) to present and discuss fourth quarter and full year 2019 results. The conference call can be accessed live by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, and requesting to be joined to the Silvergate Capital Corporation Fourth Quarter and Full Year 2019 Earnings Conference Call. A replay will be available starting at 2:00 p.m. (Eastern Time) on January 29, 2020 and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13698055. The replay will be available until 11:59 p.m. (Eastern Time) on February 12, 2020. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company's website at https://ir.silvergatebank.com. The online replay will remain available for a limited time beginning immediately following the call.
About Silvergate
Silvergate Capital Corporation is a registered bank holding company for Silvergate Bank, headquartered in La Jolla, California. Silvergate Bank is a commercial bank that opened in 1988, has been profitable for 22 consecutive years, and has focused its strategy on creating the banking platform for innovators, especially in the digital currency industry, and developing product and service solutions addressing the needs of entrepreneurs. The Company’s assets consist primarily of its investment in the Bank and the Company’s primary activities are conducted through the Bank. The Company is subject to supervision by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Bank is subject to supervision by the California Department of Business Oversight, Division of Financial Institutions and, as a Federal Reserve member bank, the Federal Reserve. The Bank’s deposits are insured up to legal limits by the Federal Deposit Insurance Corporation.
Forward Looking Statements
Statements in this earnings release may constitute forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The inclusion of these forward-looking statements should not be regarded as a representation by us or any other person that such expectations, estimates and projections will be achieved. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. For information about other important factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this release, please refer to the

Company's public reports filed with the U.S. Securities and Exchange Commission. Any forward-looking statement speaks only as of the date of this earnings release, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence. In addition, we cannot assess the impact of each risk and uncertainty on our business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

Investor Relations Contact:
Jamie Lillis / Shannon Devine
(858) 200-3782
investors@silvergate.com

Source: Silvergate Capital Corporation

SILVERGATE CAPITAL CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (In Thousands) (Unaudited)

	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
ASSETS
Cash and due from banks	$1,579	$4,098	$2,036	$3,865	$4,177
Interest earning deposits in other banks	132,025	156,160	339,325	529,159	670,243
Cash and cash equivalents	133,604	160,258	341,361	533,024	674,420
Securities available-for-sale, at fair value	897,766	909,917	920,481	462,330	357,178
Securities held-to-maturity, at amortized cost	—	—	63	70	73
Loans held-for-investment, net of allowance for loan losses	664,622	691,990	684,410	611,175	592,781
Loans held-for-sale, at lower of cost or fair value	375,922	311,410	235,834	234,067	350,636
Federal home loan and federal reserve bank stock, at cost	10,264	10,264	10,264	10,264	9,660
Accrued interest receivable	5,950	5,875	6,296	5,474	5,770
Other real estate owned, net	128	81	112	31	31
Premises and equipment, net	3,259	3,224	3,276	3,195	3,656
Operating lease right-of-use assets	4,571	4,927	5,280	4,476	—
Derivative assets	23,440	30,885	25,698	3,392	999
Low income housing tax credit investment	954	981	1,008	1,015	1,044
Deferred tax asset	—	—	—	3,153	3,329
Other assets	7,647	7,032	7,951	19,728	4,741
Total assets	$2,128,127	$2,136,844	$2,242,034	$1,891,394	$2,004,318
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand accounts	$1,343,667	$1,394,433	$1,549,886	$1,452,191	$1,525,922
Interest bearing accounts	470,987	453,662	388,764	146,573	152,911
Deposits held-for-sale	—	—	—	—	104,172
Total deposits	1,814,654	1,848,095	1,938,650	1,598,764	1,783,005
Federal home loan bank advances	49,000	20,000	—	—	—
Other borrowings	—	—	53,545	57,135	—
Notes payable	3,714	4,000	4,286	4,286	4,857
Subordinated debentures, net	15,816	15,813	15,809	15,806	15,802
Operating lease liabilities	4,881	5,237	5,581	4,762	—
Accrued expenses and other liabilities	9,026	13,085	9,415	9,504	9,408
Total liabilities	1,897,091	1,906,230	2,027,286	1,690,257	1,813,072
Commitments and contingencies
Preferred stock	—	—	—	—	—
Class A common stock	178	167	166	166	166
Class B non-voting common stock	9	12	12	12	12
Additional paid-in capital	132,138	125,573	125,599	125,684	125,665
Retained earnings	92,310	88,712	82,056	76,900	67,464
Accumulated other comprehensive income (loss)	6,401	16,150	6,915	(1,625)	(2,061)
Total shareholders’ equity	231,036	230,614	214,748	201,137	191,246
Total liabilities and shareholders’ equity	$2,128,127	$2,136,844	$2,242,034	$1,891,394	$2,004,318

SILVERGATE CAPITAL CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands, Except Per Share Data) (Unaudited)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Interest income
Loans, including fees	$13,076	$13,574	$12,743	$51,445	$48,100
Securities	6,117	6,510	2,316	20,161	7,332
Other interest earning assets	685	1,183	6,220	8,723	16,606
Dividends and other	234	121	322	706	714
Total interest income	20,112	21,388	21,601	81,035	72,752
Interest expense
Deposits	3,793	2,385	401	7,713	1,787
Federal home loan bank advances	374	172	—	546	19
Notes payable and other	45	117	93	747	408
Subordinated debentures	270	271	244	1,072	915
Total interest expense	4,482	2,945	738	10,078	3,129
Net interest income before provision for loan losses	15,630	18,443	20,863	70,957	69,623
Reversal of provision for loan losses	—	(858)	(1,675)	(439)	(1,527)
Net interest income after provision for loan losses	15,630	19,301	22,538	71,396	71,150
Noninterest income
Mortgage warehouse fee income	388	373	353	1,473	1,505
Service fees related to off-balance sheet deposits	183	283	739	1,637	2,422
Deposit related fees	1,487	1,657	780	5,302	2,435
Gain on sale of loans, net	235	248	12	828	711
Gain (loss) on sale of securities, net	740	(16)	—	724	—
Gain on sale of branch, net	—	—	—	5,509	—
Other income	97	54	107	281	490
Total noninterest income	3,130	2,599	1,991	15,754	7,563
Noninterest expense
Salaries and employee benefits	8,773	8,277	8,563	33,897	29,898
Occupancy and equipment	861	892	840	3,638	3,091
Communications and data processing	1,149	1,298	939	4,607	3,088
Professional services	1,198	889	2,132	4,605	6,050
Federal deposit insurance	33	39	152	415	1,230
Correspondent bank charges	323	288	249	1,191	1,163
Other loan expense	122	47	221	412	419
Other real estate owned expense (recovery)	90	75	(15)	170	27
Other general and administrative	1,111	806	887	3,543	3,348
Total noninterest expense	13,660	12,611	13,968	52,478	48,314
Income before income taxes	5,100	9,289	10,561	34,672	30,399
Income tax expense	1,502	2,633	2,541	9,826	8,066
Net income	3,598	6,656	8,020	24,846	22,333
Basic earnings per share	$0.20	$0.37	$0.45	$1.38	$1.35
Diluted earnings per share	$0.19	$0.36	$0.44	$1.35	$1.31
Weighted average shares outstanding:
Basic	18,336	17,840	17,817	17,957	16,543
Diluted	18,779	18,246	18,257	18,385	17,023

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
This earnings release includes certain non-GAAP financial measures for the year ended December 31, 2019 in order to present our results of operations for that period on a basis consistent with our historical operations. On November 15, 2018, the Company and the Bank entered into a purchase and assumption agreement with HomeStreet Bank to sell the Bank’s retail branch located in San Marcos, California and business loan portfolio to HomeStreet Bank. This transaction, which was completed in March 2019, generated a pre-tax gain on sale of $5.5 million. Management believes that these non-GAAP financial measures provide useful information to investors that is supplementary to the Company’s financial condition, results of operations and cash flows computed in accordance with GAAP.

	Year Ended December 31,
	2019	2018

	(Dollars in thousands)
Net income
Net income, as reported	$24,846	$22,333
Adjustments:
Gain on sale of branch, net	(5,509)	—
Tax effect(1)	1,574	—
Adjusted net income	$20,911	$22,333

Noninterest income / average assets(2)
Noninterest income	$15,754	$7,563
Adjustments:
Gain on sale of branch, net	(5,509)	—
Adjusted noninterest income	10,245	7,563
Average assets	2,082,007	2,008,853
Noninterest income / average assets, as reported	0.76%	0.38%
Adjusted noninterest income / average assets	0.49%	0.38%

Return on average assets (ROAA)(2)
Adjusted net income	$20,911	$22,333
Average assets	2,082,007	2,008,853
Return on average assets (ROAA), as reported	1.19%	1.11%
Adjusted return on average assets	1.00%	1.11%

Return on average equity (ROAE)(2)
Adjusted net income	$20,911	$22,333
Average equity	215,338	165,820
Return on average equity (ROAE), as reported	11.54%	13.47%
Adjusted return on average equity	9.71%	13.47%

Efficiency ratio
Noninterest expense	$52,478	$48,314
Net interest income	70,957	69,623
Noninterest income	15,754	7,563
Total net interest income and noninterest income	86,711	77,186
Adjustments:
Gain on sale of branch, net	(5,509)	—
Adjusted total net interest income and noninterest income	81,202	77,186
Efficiency ratio, as reported	60.52%	62.59%
Adjusted efficiency ratio	64.63%	62.59%
________________________

(1)	Amount represents the total income tax effect of the adjustment, which is calculated based on the applicable marginal tax rate of 28.58%.

(2)	Data has been annualized.